UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13D-1(A) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(A)

                               (AMENDMENT NO. 2)*

                                 SYNTELLECT INC.
                                 ---------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)

                                  87161-L-10-5
                                  ------------
                                 (CUSIP Number)

                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                          450 SEVENTH AVENUE, SUITE 509
                            NEW YORK, NEW YORK 10123
                                 (212) 760-0330
                           ATTENTION: MR. NELSON OBUS
                           --------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)



                                  JUNE 28, 2002
             (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


                               (Page 1 of 8 Pages)


_________________________

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 87161-L-10-5                  13D/A                        PAGE 2 of 8

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      1.    NAME OF REPORTING PERSON:  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
            I.R.S. IDENTIFICATION N0S. OF ABOVE PERSONS (ENTITIES ONLY):

            13-3688497
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) |X|
                                                            (b) | |
--------------------------------------------------------------------------------
      3.    SEC USE ONLY
--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS
            WC (SEE ITEM 3)*
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT
            TO ITEMS 2(d) OR 2(e)                               | |
--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES                        234,100 (SEE ITEM 5)*
                            ----------------------------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY                       -0- (SEE ITEM 5)*
                            ----------------------------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON                        234,100 (SEE ITEM 5)*
                            ----------------------------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER
                                        -0- (SEE ITEM 5)*
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            234,100 (SEE ITEM 5)*
--------------------------------------------------------------------------------
      12.   CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES                                             | |
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            2.1% (SEE ITEM 5)*
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

____________________________

* See Items 3 and 5, as set forth in Amendment No. 1 to Schedule 13D, filed on April 26, 2002, which are incorporated herein by reference in their entirety.

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CUSIP NO. 87161-L-10-5                  13D/A                       PAGE 3 of 8

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      1.    NAME OF REPORTING PERSON:  WYNNEFIELD PARTNERS SMALL CAP VALUE
            OFFSHORE FUND, LTD.
            I.R.S. IDENTIFICATION N0S. OF ABOVE PERSONS (ENTITIES ONLY):
            NOT APPLICABLE
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) |X|
                                                            (b) | |
--------------------------------------------------------------------------------
      3.    SEC USE ONLY
--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS
            WC (SEE ITEM 3)*
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT
            TO ITEMS 2(d) OR 2(e)                               | |
--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS

--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES                        84,100 (SEE ITEM 5)*
                            ----------------------------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY                       -0- (SEE ITEM 5)*
                            ----------------------------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON                        84,100 (SEE ITEM 5)*
                            ----------------------------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER
                                        -0- (SEE ITEM 5)*
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            84,100 (SEE ITEM 5)*
--------------------------------------------------------------------------------
      12.   CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES                                             | |
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.7% (SEE ITEM 5)*
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

____________________________

* See Items 3 and 5, as set forth in Amendment No. 1 to Schedu1e 13D, filed on April 26, 2002, which are incorporated herein by reference in their entirety.

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CUSIP NO. 87161-L-10-5                  13D/A                        PAGE 4 of 8

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      1.    NAME OF REPORTING PERSON: WYNNEFIELD PARTNERS SMALL CAP VALUE,
            L.P. I
            I.R.S. IDENTIFICATION N0S. OF ABOVE PERSONS (ENTITIES ONLY):
            13-3953291
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) |X|
                                                            (b) | |
--------------------------------------------------------------------------------
      3.    SEC USE ONLY
--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS
            WC (SEE ITEM 3)*
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT
            TO ITEMS 2(d) OR 2(e)                               | |
--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES                        282,600 (SEE ITEM 5)*
                            ----------------------------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY                       -0- (SEE ITEM 5)*
                            ----------------------------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON                        282,600 (SEE ITEM 5)*
                            ----------------------------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER
                                        -0- (SEE ITEM 5)*
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            282,600 (SEE ITEM 5)*
--------------------------------------------------------------------------------
      12.   CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES                                             | |
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            2.5% (SEE ITEM 5)*
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON
            PN
--------------------------------------------------------------------------------

____________________________

* See Items 3 and 5, as set forth in Amendment No. 1 to Schedule 13D, filed on April 26, 2002, which are incorporated herein by reference in their entirety.

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CUSIP NO. 87161-L-10-5                  13D/A                        PAGE 5 of 8

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      1.    NAME OF REPORTING PERSON:  WYNNEFIELD CAPITAL MANAGEMENT L.L.C.
            I.R.S. IDENTIFICATION N0S. OF ABOVE PERSONS (ENTITIES ONLY):
            13-4018186
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) |X|
                                                            (b) | |
--------------------------------------------------------------------------------
      3.    SEC USE ONLY
--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS
            AF (SEE ITEM 3)*
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT
            TO ITEMS 2(d) OR 2(e)                               | |
--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION
            NEW YORK

--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES                        516,700 (SEE ITEM 5)*
                            ----------------------------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY                       -0- (SEE ITEM 5)*
                            ----------------------------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON                        516,700 (SEE ITEM 5)*
                            ----------------------------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER
                                        -0- (SEE ITEM 5)*
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            516,700 (SEE ITEM 5)*
--------------------------------------------------------------------------------
      12.   CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES                                             | |
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.6% (SEE ITEM 5)*
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON
            OO (LIMITED LIABILITY COMPANY
--------------------------------------------------------------------------------

____________________________

* See Items 3 and 5, as set forth in Amendment No. 1 to Schedule 13D, filed on April 26, 2002, which are incorporated herein by reference in their entirety.

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CUSIP NO. 87161-L-10-5                  13D/A                        PAGE 6 of 8

--------------------------------------------------------------------------------
      1.    NAME OF REPORTING PERSON:  WYNNEFIELD CAPITAL, INC.
            I.R.S. IDENTIFICATION N0S. OF ABOVE PERSONS (ENTITIES ONLY):
            NOT APPLICABLE
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) |X|
                                                            (b) | |
--------------------------------------------------------------------------------
      3.    SEC USE ONLY
--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS
            AF (SEE ITEM 3)*
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT
            TO ITEMS 2(d) OR 2(e)                               | |
--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS

--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES                        84,100 (SEE ITEM 5)*
                            ----------------------------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY                       -0- (SEE ITEM 5)*
                            ----------------------------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON                        84,100 (SEE ITEM 5)*
                            ----------------------------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER
                                        -0- (SEE ITEM 5)*
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            84,100 (SEE ITEM 5)*
--------------------------------------------------------------------------------
      12.   CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES                                             | |
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.7% (SEE ITEM 5)*
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

____________________________

* See Items 3 and 5, as set forth in Amendment No. 1 to Schedule 13D, filed on April 26, 2002, which are incorporated herein by reference in their entirety.

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CUSIP NO. 87161-L-10-5                  13D/A                        PAGE 7 of 8

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      This Amendment No. 2 (the "Amendment") amends the initial Statement of
Beneficial Ownership on Schedule 13D, as heretofore amended by Amendment No. 1 thereto, filed with the Securities and Exchange Commission on September 7, 2001, and April 26, 2002, respectively (together, the "Schedule 13D"), by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Offshore Fund, Ltd., Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. (collectively, the "Wynnefield Group"), with respect to the shares of common stock, par value $0.01 per share (the "Common Stock"), of Syntellect Inc., a Delaware corporation with its principal executive offices located at 16610 North Black Canyon Road, Suite 100, Phoenix, Arizona 85053 (the "Company"). Unless specifically amended hereby, the disclosures set forth in the
Schedule 13D shall remain unchanged.

      ITEM 4.     PURPOSE OF TRANSACTION.

      The response to Item 4 is hereby supplemented by adding the following:

      On June 28, 2002, the Wynnefield Group delivered to the Company's board of directors (the "Board") a letter, dated June 28, 2002 ("June 2002 Letter") relating its concern with the failure, to date, of the Company to publicly announce the actions, if any, being taken to avoid the delisting of the Company's Common Stock from the NASDAQ Stock Market and NASDAQ's SmallCap Market. In the opinion of the Wynnefield Group, such delisting and the subsequent transfer to the OTC Bulletin Board would ultimately eliminate what is left of the Company's stockholders' value. In its June 2002 Letter, the Wynnefield Group has insisted that, consistent with the Board's fiduciary duties, the Company must keep all stockholders fully informed with respect to steps being taken and all transactional alternatives being considered by the Company to avoid an equity catastrophe. The June 2002 Letter is attached hereto as Exhibit 99.1, and is incorporated herein by reference in its entirety.

      ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

      The response to Item 7 is hereby amended and supplemented to add the following exhibit:

Exhibit 99.1 Letter from the Wynnefield Group to the Company, dated June 28,
2002.

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CUSIP NO. 87161-L-10-5                  13D/A                        PAGE 8 of 8

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                                    SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  July 2, 2002

                                   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                   By:    Wynnefield Capital Management, LLC,
                                          General Partner

                                   By:    /s/ Nelson Obus
                                          ------------------------------------
                                          Nelson Obus, Co-Managing Member


                                   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                   By:    Wynnefield Capital Management, LLC,
                                          General Partner

                                   By:    /s/ Nelson Obus
                                          ------------------------------------
                                          Nelson Obus, Co-Managing Member


                                   WYNNEFIELD SMALL CAP VALUE OFFSHORE
                                   FUND, LTD.


                                   By:    Wynnefield Capital, Inc.


                                   By:    /s/ Nelson Obus
                                          ------------------------------------
                                          Nelson Obus, President


                                   WYNNEFIELD CAPITAL MANAGEMENT, L.L.C.


                                   By:    /s/ Nelson Obus
                                          ------------------------------------
                                          Nelson Obus, Co-Managing Member


                                   WYNNEFIELD CAPITAL, INC.


                                   By:    /s/ Nelson Obus
                                          ------------------------------------
                                          Nelson Obus, President

                                  EXHIBIT INDEX

                                                                        Page No.

Exhibit 99.1    Letter from the Wynnefield Group to the Company,           10
                dated June 28, 2002.